                                                                  Exhibit (e)(6)

                                  CELANESE AG

                         LONG-TERM INCENTIVE PLAN 1999

                         EQUITY PARTICIPATION PLAN 1999

                              TERMS AND CONDITIONS

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                                     - 2 -

In October 1999, the Management Board (Vorstand) and the Supervisory Board (Aufsichtsrat) of Celanese AG resolved to set up a long-term incentive plan
(LTIP) and an Equity Participation Plan (EPP) for managers and key employees of the Celanese group. All beneficiaries of the LTIP and the EPP were personally addressed in the last quarter of 1999 prior to the first listing of the Celanese shares at the Frankfurt Stock Exchange, receiving information on the LTIP and the EPP as the case may be. In particular, the exact number of Stock Appreciation Rights (hereinafter the "SARs" and each a "SAR") which is granted to each of the individual beneficiaries (each a "Beneficiary" and jointly the "Beneficiaries") has been communicated to such Beneficiary as well as whether such Beneficiary is entitled to participate in the LTIP and/or the EPP. The SARs are granted on the basis of the letters and information given in the last quarter of 1999 and these terms and conditions. The terms and conditions contained herein (hereinafter the "Terms and Conditions") shall govern the SARs. In case of conflict between the Terms and Conditions and that certain information for the Beneficiaries distributed in the last quarter of 1999, the Terms and Conditions shall prevail.

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                                      - 3 -

                                    SECTION 1

                                CONTENTS OF SARS

Each single SAR entitles the Beneficiary to a cash payment according to the Terms and Conditions set forth herein.

                                   SECTION 2

                             CONDITIONS OF EXERCISE

2.1 SARs may be exercised only, if and when the stock price of the ordinary non-par value share (Stammstuckaktie) of Celanese AG outperforms the Peer Group as defined in more detail below.

2.2 The Peer Group consists of the following enterprises (hereinafter the "Peer Group Enterprises" and each a "Peer Group Enterprise"):

                                                     RELEVANT STOCK AND RELEVANT
     CORPORATE NAME AND SEAT                                STOCK EXCHANGE              INITIAL STOCK PRICE
     -----------------------                                --------------              -------------------
1. The Dow Chemical Company,                           Ordinary Shares,
Midland, Michigan, USA                                 New York Stock Exchange              US $ 119,194

2. DSM N.V., Heerlen, The                              Ordinary Shares,
Netherlands                                            Amsterdam                            Euro 35,757

3. Eastman Chemical Company,                           Ordinary Shares,
Kingsport, Tennessee, USA                              New York Stock Exchange              US $ 38,406

4. Georgia Gulf Corporation, Atlanta,                  Ordinary Shares,
Georgia, USA                                           New York Stock Exchange              US $ 23,641

5. Lyondell Chemical Corporation,                      Ordinary Shares,
Houston, Texas, USA                                    New York Stock Exchange              US $ 12,906


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                                      -4-

6. Imperial Chemical Industries plc.,                  Ordinary Shares,                     Pound Sterling
London, Great Britain                                  London Stock Exchange                626,50

7. Methanex Corporation, Vancouver,                    Ordinary Shares,
Canada                                                 Toronto Stock Exchange               Can. $ 3,905

8. Rhodia SA, Courbevoie, France                       Ordinary Shares,
                                                       Paris Stock Exchange                 Euro 18,044

9. Millenium Chemicals Inc., Red                       Ordinary Shares,
Bank, New Jersey, USA                                  New York Stock Exchange              US $ 19,228

         From the date onwards, on which the intended merger of The Dow Chemical Company and Union Carbide Corporation, Danburry, Conneticut, USA, is implemented, the reference to The Dow Chemical Company shall refer to The Dow Chemical Company after the merger.

2.3 Outperformance is achieved, if and when the final quotation (Schlusskurs) for the electronic trading, i.e. currently XETRA, of the ordinary non-par value share (Stammstuckaktie) of Celanese AG (WKN (security identification number) 575 300) (the "Celanese Share") on the last trading day at the Frankfurt Stock Exchange (Borsenhandelstag) immediately preceding the Exercise Day (as defined hereinafter) exceeds EUR 16.3705 by a higher percentage than the percentage by which the Relevant Stock Price (as defined hereinafter) of the median of the Peer Group Enterprises exceeds its respective Initial Stock Price (as defined hereinafter). The median of the Peer Group Enterprises is determined by comparison of the development of the stock exchange prices of all nine Peer Group Enterprises. Such enterprise, whose stock exchange price development is in fifth place, forms the median. If the number of enterprises in the Peer Group falls or increases for one of the reasons named below, the median is the enterprise whose development of the stock exchange price is in the middle of the development of the stock exchange

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                                      - 5 -

         prices of all Peer Group Enterprises. In the case of an even number of enterprises the arithmetic mean value of the development of the stock exchange prices of the two enterprises in the middle shall determine the median. The median is determined for each individual trading day at the Frankfurt Stock Exchange.

         The Initial Stock Price of each of the Peer Group Enterprises is set forth opposite the name of each of the Peer Group Enterprises in the list shown in 2.2 above.

         The Relevant Stock Price of a Peer Group Enterprise is the final quotation of the Relevant Stock of such Peer Group Enterprise on the Relevant Stock Exchange on the last trading day (as defined hereinafter) immediately preceding the Exercise Day. The Relevant Stock Exchange is the stock exchange and the Relevant Stock is the stock set forth opposite the name of such Peer Group Enterprise in the list shown in 2.2 above. The last trading day is the last day immediately preceding the Exercise Day on which the Relevant Stock Exchange is open for trading and on which Relevant Stock of the Peer Group Enterprise in question was actually traded.

2.4 When calculating the percentage by which the final quotation of the Celanese Share exceeds EUR 16.3705 or by which the Relevant Stock Price of a Peer Group Enterprise exceeds the respective Initial Stock Price, the payment of dividends, the grant of pre-emptive rights, share splits and other forms of distribution of values or assets to the shareholders by Celanese AG or such Peer Group Enterprise shall be taken into account in accordance with such methods for the assessment of the total shareholder return applied from time to time with regard to the DAX performance index.

2.5 A Peer Group Enterprise is excluded from the Peer Group, if and when the Relevant Stock ceases to be listed at the Relevant Stock Exchange. In the event of substantial changes regarding Peer Group Enterprises, in particular due to mergers, de-mergers or take-overs as well as in the event of substantial changes regarding the business focus or the capital structure of Peer Group Enterprises, to the extent such latter changes may have material relevance to the stock price, Celanese AG retains the right to determine, in consultation with a reputable credit institute or investment bank, an appropriate adjustment in order to substantially guarantee a continuity of evaluation. Such adjustment may include the exclusion of the Peer Group

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                                      - 6 -

         Enterprise from the Peer Group. Any measures which are regularly applied in capital markets, e.g. capital increases, the issuance of debentures (including convertibles or bonds with warrants), the buy-back of shares or the payment of dividends, shall however not entitle to any adjustment hereunder. Any such adjustment made in good faith shall be final and binding. The Beneficiaries will be informed of any such adjustment in due course.

2.6 It is envisaged that from July 1, 2000, but in any event as from October 24, 2001, all Beneficiaries will have access on each stock trading day both in Frankfurt am Main and New York, USA, to the information whether an Outperformance has been achieved with regard to such day.

                                   SECTION 3

        TERM OF SARS, VESTING PERIOD, EXERCISE PERIOD, BLACK OUT PERIODS

3.1 The term of each SAR is ten years. It expires on October 25, 2009. SARs, which have not been exercised the latest on October 25, 2009 lapse without any further compensation.

3.2 SARs are exercisable the earliest upon expiration of a vesting period of two years (hereinafter the "Vesting Period"). The Vesting Period ends on October 24, 2001. Subject to the Conditions of Exercise (Section 2 above) and all other conditions set forth herein, SARs may be exercised for the first time on October 25, 2001.

3.3      Subject to any Black Out Period determined in accordance with Section
         3.4 below, SARs may be exercised on each day which is a working day at the Beneficiary's employer but not earlier than on October 25, 2001 and not later than on October 25, 2009 (each such day an "Exercise Day").

3.4 Beneficiaries may not exercise SARs on such days or in such periods in which the acquisition or sale of Celanese Shares would be prohibited to such Beneficiaries pursuant to Celanese internal insider trading rules. In addition, Celanese AG retains the right to determine at least five calendar days in advance such days and/or periods in which the exercise of SARs shall not be permitted for all or some of the

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                                      - 7 -

         Beneficiaries (Black Out Periods). Any such determination, if made in good faith, shall be final and binding.

                                   SECTION 4

                             AMOUNT OF CASH PAYMENT

4.1 Each SAR, if exercised in accordance with these Terms and Conditions, entitles the Beneficiary to a cash payment in the amount of the balance between the Exercise Stock Price and EUR 16.3705. The Exercise Stock Price is the final quotation (Schlusskurs) of the Celanese Share on the last trading day at the Frankfurt Stock Exchange (Borsenhandelstag) immediately preceding the Exercise Day

4.2 All payments to be effectively made upon exercise of SARs will be made after deduction of taxes and other duties, if applicable, in accordance with Section 11 below, in local currency based on the last Daily Euro Foreign Exchange Reference Rates published by the European Central Bank prior to the Exercise Day.

                                    SECTION 5

                                EXERCISE OF SARS

5.1 SARs are exercised by sending in to the relevant department of the Beneficiary's employing company a telefax notice (the "Exercise Notice") in the form of the Exercise Format (Ausubungsformular) provided for such purpose by the Beneficiary's Employer from time to time. The Exercise Notice may determine the competent department and other matters regarding the proper exercise of SARs, including such time by which the Exercise Notice must be received the latest.

5.2 The Exercise Notice must be completed in full and signed by the Beneficiary. It must not contain any deletions or supplements except for those explicitly provided for in the Exercise Format. The Exercise Notice must show whether and to what extent SARs granted under the LTIP and/or the EPP are exercised. In case of doubt, SARs granted under the LTIP are deemed to be exercised first, to the extent

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                                      - 8 -

         available and to the extent the Exercise Notice shows at least the minimum of SARs to be exercised under the LTIP in accordance with
         Section 5.4 below.

5.3      The exercise of SARs is irrevocable.

5.4 The number of SARs exercised on a given Exercise Day must equal (i) in the case of SARs granted under the EPP at least 100 (one hundred) and
         (ii) in the case of SARs granted under the LTIP at least 500 (five hundred). Numbers exceeding 100 respectively 500 must be divisible by
         100. Any remaining number of SARs lower than 100 respectively 500 is deemed to be exercised jointly with those SARs the exercise of which resulted in such remaining number.

5.5 SARs which are exercised on a day on which they may not be exercised pursuant to these Terms and Conditions are deemed not to be exercised. The same applies, if the Exercise Notice is received by the competent employment department/human resources department later than at such time determined in accordance with Section 5.1 above.

5.6 The Exercise Notice in form of a telefax notice may be replaced by any other appropriate form of communication, as determined by the Beneficiary's employer from time to time.

                                    SECTION 6

                             PAYMENT OF CASH AMOUNTS

6.1 Cash amounts to be paid upon exercise of SARs will be paid to the Beneficiary as soon as possible upon exercise together with and in the form and local currency of regular salary and wage payments, subject to deductions for taxes and duties, if applicable, in accordance with
         Section 11 below.

6.2 None of the payments made with regard to SARs, nor the grant of SARs, is accounted for as a basis of or with regard to any bonus payments, pension plans or the like.

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                                      -9-

                                    SECTION 7

                      NON-TRANSFERABILITY, TRANSFER BY WILL

7.1 SARs may not be assigned, transferred, pledged or disposed of in any other form, except with the explicit and written consent of the Beneficiary's employer.

7.2 SARs may be transferred by will or the laws of descent and distribution, provided, however, that SARs granted under the EEP may only be transferred hereunder, if the investment under Section 9 has already been made. After such transfer, any and all rights of the Beneficiary shall be incumbent upon the heir(s). Section 8.5 remains unaffected hereby.

                                    SECTION 8

                 TERMINATION OF EMPLOYMENT, CHANGE IN CONTROL OF

                       AFFILIATED COMPANIES OR CELANESE AG

8.1 Subject to and notwithstanding any more specific provisions in the following paragraphs and in Section 9 below, SARs may only be exercised, if the Beneficiary is employed up to and including the Exercise Day uninterruptedly and unterminated with Celanese AG or any such affiliated company of Celanese AG (within the meaning of Section 15 German Stock Corporation Act) (jointly with Celanese AG the "Celanese-Group"), key employees of which company have been granted SARs on the basis of the EPP. Any move of employees from one to another company within the Celanese-Group shall not affect the SARs. The Beneficiaries hereby consent to any agreement between any such companies on the internal sharing or shift of responsibilities and costs, leaving the SARs unaffected. If members of the management or key employees have service agreements limited in time due to their functions, such agreements shall be treated for the purposes of this provision, subject to termination, as uninterrupted and unterminated for its respective life time and for the entire duration of service, provided they have been prolonged or renewed without any interruption.

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                                     - 10 -

8.2 In the event that a Beneficiary's employment is terminated, the following shall apply:

         (a) If notice of termination is given by the Beneficiary, for whatever reason, all SARs not yet exercised, whether exercisable or not, shall lapse without compensation upon receipt of the notice of termination by the employer.

         (b) If employment is terminated by a separation agreement and such separation agreement does not contain any particular provision, SARs may be exercised until and including the day on which the employment ends, but in no event later than on October 25, 2009, irrespective of whether the Vesting Period has expired and further irrespective of whether the Conditions of Exercise pursuant to Section 2 are met.

         (c) If termination is by the employer for business reasons (betriebsbedingt), SARs may be exercised until and including the day, on which the employment ends, but in no event later than on October 25, 2009, irrespective of whether the Vesting Period has expired and further irrespective of whether the Conditions of Exercise pursuant to Section 2 are met.

         (d) If notice of termination is given by the employer for cause (reasons in the person of the Beneficiary or due to the Beneficiary's conduct), all SARs shall immediately forfeit without compensation, if and as far as they have not yet been exercised and paid when notice of termination is given.

8.3 If termination is by reason of retirement, all SARs shall remain exercisable in accordance with these Terms and Conditions.

8.4 If termination is by reason of disability, the SARs may be exercised until the first anniversary of the date of termination, but in no event after October 25, 2009, irrespective of whether the Vesting Period has expired and further irrespective of whether the Conditions of Exercise pursuant to Section 2 are met.

8.5 If termination is by reason of death, SARs shall transfer to the heir(s) subject to Section 7.2. Such SARs remain exercisable by the heir(s) for a period of one year following such termination, but in no event later than on October 25, 2009, irrespective of

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                                     - 11 -

         whether the Vesting Period has expired and further irrespective of whether the Conditions of Exercise pursuant to Section 2 are met.

8.6 If such company, business unit or part of a business unit leaves the Celanese-Group with which the Beneficiary's employment exists or to which the Beneficiary is allocated, then all SARs shall be exercisable until and lapse, if not exercised, by the 15th calendar day following the Change of Control Date, irrespective of whether the Vesting Period has expired and further irrespective of whether the Conditions of Exercise pursuant to Section 2 are met, but in no event after October 25, 2009. The Change of Control Date is the day on which the Celanese Group looses the majority of interests in such company or legal title to the substantial assets of the business unit or part of the business unit is transferred to the successor. Celanese AG may finally determine the date on which SARs lapse by notification to the affected Beneficiaries the latest ten calendar days in advance.

8.7 Upon the occurance of a Change of Control in Celanese AG all SARs are exercisable within a period of 6 months as from the date of the Change of Control, but in no event longer than until October 25, 2009, irrespective of whether the Vesting period has expired and further irrespective of whether the Conditions of Exercise pursuant to Section 2 are met. A Change of Control in Celanese AG occurs if and as soon as a notice is published in accordance with Section 25 German Securities Trading Act (WpHG) that Celanese AG has been informed pursuant to
         Section 21, Section 22 WpHG of the threshold of 50 % of the voting rights in Celanese AG having been reached or exceeded. In the event of a Hostile Change of Control, the Beneficiary is entitled to an additional payment per exercised SAR in the amount of the time value of the SAR for the period from the date of the Change of Control to October 25, 2009. The time value is mutually agreed and determined on the basis of the Black Scholes formula or any other generally accepted calculation method on the assumption of a stand alone basis by Deutsche Bank AG, Goldman Sachs OHG and Bayrische Hypovereinsbank or, should no mutual agreement be reached, by a reputable and neutral investment bank to be nominated by the last appointed auditors of Celanese AG. Should neither the Black Scholes formula nor any other generally accepted calculation method be applicable, the investment bank shall use its best estimate. Any such determination shall be final and binding, if made in good faith. A Change

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                                     - 12 -

         of Control is deemed to be Hostile, if the management board objects to the change of control in its last official statement prior to the Change of Control or if the management board did not make any official statement whatsoever.

                                    SECTION 9

                        EPP/INVESTMENT IN CELANESE SHARES

To the extent the Beneficiary has been offered a participation in the EPP, has properly and timely notified his or her employer of his/her participation in the EPP and has been granted SARs under the EPP, the following shall apply to such
SARs:

9.1 All SARs granted to the Beneficiary under the EPP shall lapse with immediate effect without any compensation, if the Beneficiary did not hold for his/her own account on such date fixed for such purpose in the letter to the Beneficiary in the last quarter of 1999 (hereinafter the "Fixed Date") such number of Celanese Shares corresponding to the amount to be invested in Celanese Shares as determined for such purpose in the same letter (hereinafter the "Fixed Investment Amount"). For purposes of this Section 9, the number of Celanese Shares corresponding to the Fixed Investment Amount (the "Fixed Number of Celanese Shares") is determined as follows:

         The Fixed Number of Celanese Shares is the number of Shares purchased by the Beneficiary up to the Fixed Date for an aggregate acquisition cost (including banking and broker's fees and expenses) equal to or exceeding the Fixed Investment Amount, such _ purchases to be evidenced (in accordance with Section 9.3 below) by written documents. For clarification: Any raise of the stock price after acquisition does not affect the above calculation of the Fixed Number of Celanese Shares, i.e. such number is always calculated on the basis of the historical acquisition costs. Equally, a subsequent drop of the stock price does not affect the calculation of the Fixed Number of Celanese Shares either. Celanese shares acquired prior to the grant of SARs are accounted for at their historical acquisition costs as set forth above, provided written evidence on the purchase is available. Furthermore, any shares in

         Celanese AG alloted to Beneficiaries in the course of the demerger from Hoechst AG, will be accounted for with EUR 16,3705 provided such allotment of Celanese AG shares is evidenced by written documents.

9.2 All SARs granted to the Beneficiary under the EPP shall lapse with immediate effect, if and as soon as the number of Celanese Shares held by the Beneficiary for his/her own account in the period from the Fixed Date up to and including October 25, 2002 drops below the Fixed Number of Celanese Shares. Celanese AG and the Beneficiary's employer reserve the right to claim, at any time, immediate repayment of any and all gross amounts paid to the Beneficiary (or withheld in accordance with Section 11) upon exercise of SARs which would have lapsed pursuant to the preceding sentence, had they not been exercised prior to October 25, 2002.

9.3 Celanese AG and the Beneficiary's employer may at any time on or after the Fixed Date, and as often as deemed appropriate, request satisfactory evidence that the Fixed Number of Celanese Shares is being held, respectively has been held, by the Beneficiary for the entire period from the Fixed Date up to and including October 25, 2002.

9.4 The preceding rules apply irrespective of whether SARs became exercisable and have been exercised prior to the Fixed Date in accordance with Section 8 above or became exercisable or have been exercised thereafter.

                                   SECTION 10

                                    DILUTION

If, during the term of the SARs, there is a change of the stated capital (Grundkapital) of Celanese AG or a restructuring which has direct effects on the equity of Celanese AG, including such events described in Section 2.5, the Beneficiary's employer is entitled, but not obliged, to adjust the number of SARs and/or these Terms and Conditions in such way that the aggregate value of the number of SARs held by a certain Beneficiary immediately after such measure or event taking effect substantially equals the aggregate value of the number of SARs held by such Beneficiary immediately prior to such measure or event taking effect.

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                                     - 14 -

                                   SECTION 11

                             TAXES AND OTHER CHARGES

11.1 Any taxes, other duties or charges, which are payable in connection with the grant or exercise of SARs or with any cash payment pursuant to these Terms and Conditions or with the Investment in Celanese Shares shall be borne by the Beneficiary. The same applies to any commissions or charges for services rendered by any credit institute in the interest of the Beneficiary.

11.2 To the extent required by applicable law, the Beneficiary's employer and/or any company the Beneficiary was employed with since October 25, 1999, will withhold any taxes and other charges or duties from payments to be made hereunder.

11.3 Withholdings pursuant to Section 11.2 above do not discharge the Beneficiary from her/his duties under applicable law to see to it that she/he pays any and all taxes and other charges or duties when due and payable.

                                   SECTION 12

                             LIMITATION OF LIABILITY

Celanese AG, its affiliated companies, their respective bodies, executives, employees and consultants, the appointed auditors of Celanese AG as well as any credit institute/investment bank retained by Celanese AG in connection with the LTIP and EPP, its bodies, executives, employees and consultants shall not be liable for any slight negligence (leichte Fahrlassigkeit), for consequential damages, for lost profits and unrealized gains.

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                                     - 15 -

                                   SECTION 13

                       NO SHOP CUSTOM (BETRIEBLICHE UBUNG)

The grant of SARs is made upon a free and discretionary decision of Celanese AG and its affiliated companies. There shall be no claims on a renewal of SARs or on similar grants of benefits, even if SARs are repeatedly granted.

                                   SECTION 14

                               GENERAL PROVISIONS

14.1     SARs shall not be certificated.

14.2 If any term or condition of these Terms and Conditions is invalid or impracticable, the validity and practicability of the remaining provisions shall not be affected thereby. Any gap resulting from such invalidity or impracticability of a provision as well as any other gap shall be replaced by way of construction having regard to the interests of the parties hereto.

14.3 Headings shall serve practicable purposes only and shall be disregarded when this document is constructed.

                                   SECTION 15

                   PRIORITY OVER INFORMATION FOR BENEFICIARIES

The provisions in these Terms and Conditions shall take priority over the Information for Beneficiaries distributed in the last quarter of 1999 to the extent they are more detailed or to the extent there is a contradiction.

                                   SECTION 16

                APPLICABLE LAW, PLACE OF FULFILMENT, LEGAL VENUE

16.1 Form and contents of the SARs as well as any rights, claims and duties resulting therefrom for the Beneficiaries, Celanese AG and the Beneficiary's employer as well as the contents of these Terms and Conditions shall be governed in any and all respects by the laws of the Federal Republic of Germany, excluding the rules on the laws of conflict.

16.2 Place of fulfilment is the corporate seat of the Beneficiary's employer. Non-exclusive legal venue for all disputes arising under or in connection with the SARs and any issues under these Terms and Conditions is the corporate seat of the Beneficiary's employer.

Kronberg, September 15, 2000

/s/ Prof. Dr. E. Schadow                /s/ Dr. A. Pohlmann
------------------------                -------------------
Prof. Dr. E. Schadow                    Dr. A. Pohlmann